[NAME]
MARCH 15, 2018
PERFORMANCE UNITS
AWARD LETTER
The Compensation and Management Succession Committee of the Company's Board of Directors has awarded you:
_______ Performance Units
Award Period: January 1, 2018 – December 31, 2020
Grant Date: March 15, 2018
These Performance Units were awarded pursuant to the Protective Life Corporation Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions contained in the 2018 Performance Units Award Provisions (“Provisions”), as set forth in Appendix A to this Award Letter, and the Plan. The Plan and the Provisions contain terms and conditions regarding the payment of these Performance Units, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance and other matters, and I encourage you to read the Provisions carefully.
Please retain these documents in your personal records.

Richard J. Bielen
President and Chief Executive Officer of Protective Life Corporation